COMMERCIAL OFFER TO PURCHASE

                      Milwaukee, Wisconsin, April 11, 1997


   IF ACCEPTED, THIS OFFER CAN CREATE A LEGALLY ENFORCEABLE CONTRACT, BOTH PARTIES SHOULD READ THIS DOCUMENT CAREFULLY AND UNDERSTAND IT BEFORE SIGNING.

        The undersigned, Midwest Express Airlines, Inc. or assigns (the "Buyer"), hereby offers to purchase the building, all improvements, all alterations (as defined in Paragraph 10 of the Lease between Buyer and Seller) and the real property located at 6744 South Howell Avenue, in the City of Oak Creek, County of Milwaukee, State of Wisconsin, more particularly described in the title commitment to be provided pursuant to this Offer (the "Property") at the price of Six Million Two Hundred Thousand and 00/100 Dollars ($6,200,000.00), which amount shall be paid as follows: Earnest Money of Fifteen Thousand and 00/100 Dollars ($15,000.00) shall be paid by Buyer within five (5) days of the execution of this Offer by Buyer and Seller, the assumption of Seller's financing upon the Property by Buyer, and the balance, subject to prorations, shall be wire transferred by Buyer to Seller at closing.

   THE BUYER'S OBLIGATION TO CONCLUDE THIS TRANSACTION IS CONDITIONED UPON THE CONSUMMATION OF THE FOLLOWING:

   SEE EXHIBIT A ATTACHED.



   Buyer agrees that unless otherwise specified, Buyer will, in good faith, pay all costs of securing the assumption of any financing on the Property and will perform all acts necessary to expedite the assumption of such financing. The parties hereto covenant and agree that Seller shall use its best efforts to work with Buyer to accomplish the assumption of Seller's financing on the Property and to minimize any assumption fee required to be paid by Buyer as a condition of such an assumption.

   PERSONAL PROPERTY INCLUDED IN THE SALE:    None

        Seller shall, upon payment of the purchase price, convey the property by warranty deed, free and clear of all liens and encumbrances except: municipal and zoning ordinances, recorded easements for public utilities serving the Property, recorded building and use restrictions and covenants approved by Buyer in writing prior to closing, the lien of any financing assumed by Buyer, all title matters appearing in the commitment described below, and general taxes levied in the year of closing, provided none of the foregoing prohibit or materially hinder Buyer's use of the Property. Seller shall complete and execute a Wisconsin Real Estate Transfer Return, title company forms of Gap Affidavit and a Lien and Possession Affidavit, a Closing Statement and any other documents necessary for closing. However, the parties hereto agree that Buyer shall be responsible for paying the Wisconsin Real Estate Transfer Fee.

        This offer is binding upon both parties only if a copy of the accepted Offer is deposited, postage or fees prepaid, in the U.S. mail or a commercial delivery system, addressed to Buyer at 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attn.: Mike Lafferty, or by personal delivery of the accepted offer to Buyer on or before April 18, 1997. Otherwise, this offer is void and all earnest money shall be promptly returned to Buyer.

        This transaction is to be closed at Buyer's or the title company's offices on or before May 30, 1997.

        Legal possession of the Property shall be delivered to Buyer on the date of closing.

        Physical possession of the Property is held by Buyer pursuant to a
   lease with Seller, which lease (but not Seller's warranty   obligations)
   shall be terminated at closing.

        Seller warrants and represents the Property is not located in a flood plain.

        Seller warrants and represents that the Property is zoned B3 Office and Professional Building.

        Seller warrants and represents to Buyer that Seller has no notice or knowledge of any:

        (a) planned or commenced public improvements which may result in special assessments or otherwise materially affect the Property;
        (b) government agency or court order requiring repair, alteration or correction of any existing condition;
        (c) underground storage tanks or any structural, mechanical, or other defects of material significance affecting the Property, including but not limited to inadequacy for normal use of mechanical systems, waste disposal systems and well, unsafe well water according to state standards, and the presence of any dangerous or toxic materials or conditions affecting the Property;
        (d)  wetland and shoreland regulations affecting the Property; or
        (e) condition or defect which could give rise to an order described in subparagraph (b) above.

        EXCEPTIONS TO WARRANTIES AND REPRESENTATIONS STATED ABOVE:  None

        The following item shall be prorated as of the day of closing:
   Buyer's rent. General taxes, water and sewer use charges, property taxes, utilities and all other operating expenses of the Property shall not be prorated, as such operating expenses are Buyer's responsibility under Buyer's lease from Seller.

        Any income through the day of closing accrues to Seller.

        Special assessments, if any, for work on site actually commenced or levied prior to date of Offer shall be paid by Buyer. All other special assessments shall also be paid by Buyer.

        Seller will provide Buyer, at Buyer's expense, at least ten (10) days after acceptance of this Offer:

                  A commitment from Chicago Title Insurance Company to issue title insurance in the amount of the purchase price together with an access endorsement insuring Buyer's access to South Howell Avenue, which commitment shall be updated or endorsed within fifteen (15) days prior to closing showing title to the property as of a date no more than fifteen (15) days before such title proof is provided to Buyer to be in the condition called for in this Offer, and further subject only to the permitted liens set forth above and liens which will be paid out on the proceeds of the closing. Buyer shall notify Seller of any valid objection to title or any title matter described therein which is not permitted by this Offer in writing within five (5) days after receipt of the initial commitment; Buyer shall also notify Seller of any valid objection to title in writing within five (5) days after receipt of the amended title commitment in the amount of the purchase price. Seller shall have a reasonable time, but not exceeding thirty (30) days, to remove the objections, and closing shall be extended as necessary for this purpose.

        If the transaction fails to close and the parties fail to agree on the disposition of earnest money, then the earnest money shall be disbursed according to the decision of a court of competent jurisdiction.

   SEE EXHIBIT A ATTACHED.

        Seller and Buyer agree to act in good faith and use diligence in completing the terms of this agreement. This agreement binds and inures to the benefit of the parties to this agreement and their respective successors and assigns.

                                 BUYER:  MIDWEST EXPRESS AIRLINES, INC.



                                 By:  /s/ Timothy E. Hoeksema
                                 Name Printed: Timothy E. Hoeksema
                                 Title:  Chief Financial Officer

   THIS OFFER IS HEREBY ACCEPTED, THE WARRANTIES AND REPRESENTATIONS MADE HEREIN SURVIVE THE CLOSING OF THIS TRANSACTION. THE UNDERSIGNED HEREBY AGREES TO SELL AND CONVEY THE ABOVE-MENTIONED PROPERTY ON THE TERMS AND CONDITIONS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS AGREEMENT.

   Dated:  April __, 1997,                      SELLER:  CHOCOLATE CHIP
   LIMITED PARTNERSHIP

                                               By:
                                               Name Printed:
                                               Title:  General Partner

                    EXHIBIT A TO COMMERCIAL OFFER TO PURCHASE


             1. Escrow. An earnest money escrow shall be opened by Buyer with Chicago Title Insurance Company within five (5) days after execution and delivery of this Contract by Buyer and Seller. Upon receipt of such earnest money, Chicago Title Insurance Company shall invest and hold the earnest money in an interest bearing account for the benefit of Buyer. Chicago Title Insurance Company shall continue to hold such earnest money until it is applied against the purchase price or otherwise released as required by the terms of this Contract.

             2. Contingencies. Buyer's obligation to purchase the Property pursuant to this Contract is subject to Buyer's written satisfaction or waiver of the following contingencies. Buyer's failure to satisfy or waive the contingencies shall be deemed disapproval by Buyer, thereby rendering this Contract null and void. If Buyer so disapproves, Buyer's earnest money, and all interest earned thereon shall be returned immediately to Buyer and Buyer and Seller shall be relieved from all further obligations hereunder.

             A. Assumption of Financing Contingency. Within thirty (30) days after acceptance of this Offer, Buyer shall, at Buyer's sole expense, procure the approval of Seller's lender to Buyer's assumption of Seller's financing at the closing of the purchase and sale of the Property, upon terms and conditions which are commercially reasonable and acceptable to Buyer. In the event that Buyer is unable, within such time period, to procure terms and conditions for the assumption of such financing which are commercially reasonable or are acceptable to Buyer, then Buyer may terminate this Contract by giving Seller written notice of the same and this Contract shall be null and void.

             B. Board Approval. Within twenty (20) days after acceptance of this Offer, Buyer shall, at Buyer's sole expense procure the approval of Buyer's board of directors to the terms and conditions of the purchase of the Property as set forth herein. In the event that Buyer is unable within such time period to procure such an approval, then Buyer may terminate this Contract by giving Seller written notice of the same and this Contract shall be null and void.

             3. Seller's Additional Warranties. Seller warrants and represents that: (a) Seller has no notice or knowledge that the Property has been damaged or affected by any environmental contamination, defect, or dangerous condition; (b) Seller has no notice or knowledge that the Property violates any environmental laws and regulations, that except as may otherwise be set forth in the Environmental Site Assessment Update dated April 25, 1995 and the Geotechnical Engineering Explanation and Analysis dated May 25, 1995; the Property has ever been used for the production, storage or disposal of any hazardous substances, and that there have been any actions, suits, claims, orders, notices or proceedings threatened, pending, or outstanding against Seller or the Property, which adversely affect the Property or in any way jeopardize Seller's ability to perform its obligations under this Contract; (c) there is no existing or to Seller's knowledge any pending or threatened litigation, suit, action or proceeding before any court or administrative agency which has or may either create a lien upon the Property which will not be cleared by Seller at or prior to closing or otherwise adversely affect the Property; (d) to Seller's knowledge, there are no existing, pending or threatened condemnation proceedings affecting any portion of the Property; (e) to the best of Seller's knowledge, there are underground tanks on the Property;
   (f) under penalty of perjury, Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and Seller will deliver to Purchaser on or before closing the Seller's taxpayer identification number; and (g) Seller has good right, title and authority to convey title to the Property in the manner called for hereunder, the individuals executing the acceptance of this Offer have been duly authorized and empowered to so act on behalf of Seller and this Offer is, upon execution of the acceptance set forth below by such a partner, a valid and binding obligation of Seller, enforceable in accordance with its terms.

             4. Closing. The transfer of the Property shall be closed on the date set forth in line 42 of the Offer or on such earlier date (the "Closing Date") as specified by Buyer in a written notice delivered to Seller at least five (5) working days before such Closing Date. Such Closing Date shall be no earlier than five (5) days after the Buyer's waiver or satisfaction of the contingencies set forth in Paragraphs 2A and 2B above.